News Release

For Immediate Release:	For More Information,
August 1, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Second Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $2.7 million, or $0.16 per diluted common share, for the three months ended June 30, 2011, compared to $2.9 million, or $0.17 per diluted common share, recorded in the second quarter of 2010.  For the six months ended June 30, 2011, net income available to common shareholders amounted to $8.0 million, or $0.48 per diluted common share, compared to $6.3 million, or $0.38 per diluted common share, for the six months ended June 30, 2010.

In the first quarter of 2011, the Company realized a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville in Asheville, North Carolina.  This gain resulted from the difference between the purchase price and the acquisition-date fair values of the acquired assets and liabilities.  The after-tax impact of this gain was $6.2 million, or $0.37 per diluted common share.  The Bank of Asheville was closed by regulatory authorities on January 19, 2011, and First Bank entered into a loss share purchase and assumption agreement with the FDIC to acquire substantially all of its assets and liabilities.  The Bank of Asheville operated through five branches in Asheville, North Carolina, and had total assets of $198 million, including $161 million in loans and $192 million in deposits.

Note Regarding Components of Earnings

In addition to the gain related to The Bank of Asheville acquisition, the Company’s results of operation are significantly affected by the on-going accounting for the two FDIC-assisted failed bank acquisitions that the Company has completed.  In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses.  For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements.  Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations.  The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items.  Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2011 amounted to $34.5 million, a 9.3% increase from the $31.5 million recorded in the second quarter of 2010.  Net interest income for the six months ended June 30, 2011 amounted to $66.8 million, a 6.5% increase from the $62.7 million recorded in the comparable period of 2010.  The increases in net interest income have been due to higher net interest margins realized, which were partially offset by lower levels of average earning assets.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the second quarter of 2011 was 4.92%, a 57 basis point increase compared to the 4.35% margin realized in the second quarter of 2010.  For the six month period ended June 30, 2011, the Company’s net interest margin was 4.77% compared to 4.25% for the same period in 2010.  The higher margins are primarily related to larger amounts of discount accretion on loans purchased in failed bank acquisitions, as well as lower overall funding costs.  The Company’s cost of funds has steadily declined from 1.11% in the second quarter of 2010 to 0.82% in the second quarter of 2011.  See page 5 of the Financial Summary for a table that presents the impact of the purchase accounting adjustments, including discount accretion on purchased loans.  As previously discussed the amount of discount accretion is offset by a corresponding 80% reduction in indemnification asset income, and therefore the positive impact of the discount accretion on the Company’s pretax income is equal to 20% of the amount of the discount accretion.

Provision for Loan Losses and Asset Quality

The Company’s provisions for loan losses remain at elevated levels, primarily due to high unemployment rates and declining property values in its market area that negatively impact collateral dependent real estate loans.  The Company’s provision for loan losses for non-covered loans amounted to $7.6 million in the second quarter of 2011 compared to $8.0 million in the second quarter of 2010.  For the six months ended June 30, 2011 the provision for loan losses for non-covered loans was $15.2 million compared to $15.6 million for the comparable period of 2010.

The Company’s provisions for loan losses for covered loans amounted to $3.3 million and $7.1 million for the three and six months ended June 30, 2011, whereas the Company did not record any provisions for loan losses for covered loans in the first six months of 2010.  As previously discussed, the provision for loan losses related to covered loans is offset by an 80% increase to the FDIC indemnification asset, which increases noninterest income.

Nonperforming asset levels have remained fairly stable over each of the past three quarter ends.  Non-covered nonperforming assets were $116-$120 million over that period, or approximately 4.3% of total non-covered assets.  Covered nonperforming assets have amounted to $164-$169 million over that same period, with the balances at June 30, 2011 and March 31, 2011 being impacted by the nonperforming assets assumed in The Bank of Asheville acquisition.  The Company’s outlook for nonperforming assets is consistent with the recent trend, with the Company not expecting material improvement, nor deterioration, in the near future.

Noninterest Income

Total noninterest income was $5.1 million in the second quarter of 2011 compared to $4.5 million for the second quarter of 2010.  For the six months ended June 30, 2011 and 2010, the Company recorded noninterest income of $19.3 million and $10.2 million, respectively.  The significant increase in noninterest income for the six month period comparison is primarily attributable to the aforementioned bargain purchase gain recorded in the first quarter of 2011.

Within noninterest income, service charges on deposits declined for the first six months of 2011 compared to the same period in 2010, amounting to $6.6 million in 2011 and $7.1 million in 2010.  This decline was primarily attributable to lower overdraft fees, which began declining in the second half of 2010 as a result of fewer instances of customers overdrawing their accounts.  This was partially a result of new regulations that took effect in the third quarter of 2010 that limit the Company’s ability to charge overdraft fees.  For the second quarter of 2011, service charges on deposit accounts increased to $3.7 million from the $3.6 million recorded in the second quarter of 2010.  This increase was primarily attributable to new fees on deposit accounts that took effect April 1, 2011.  In July 2011, in response to additional regulatory guidance, the Company implemented changes to its overdraft policies that are expected to reduce overdraft fees by approximately $75,000 to $100,000 per month.

Other service charges, commissions and fees amounted to $1.7 million in the second quarter of 2011 compared to $1.4 million in the second quarter of 2010.  For the six months ended June 30, 2011, this line item totaled $3.3 million compared to $2.8 million in the comparable period of 2010.  The increases in 2011 are primarily attributable to increased debit card usage by the Company’s customers.  The Company earns a small fee each time its customers make a debit card transaction. Because the Company has less than $10 billion in assets, it is exempt from recently announced regulatory rules limiting this income.

The Company continues to experience losses and write-downs on its foreclosed properties due to declining property values in its market area.  For the second quarter of 2011, these losses amounted to $2.6 million for covered properties compared to $5.5 million in the second quarter of 2010.  For the first six months of 2011, losses on covered properties amounted to $7.5 million compared to $5.5 million for the same period in 2010.

Losses on non-covered foreclosed properties amounted to $0.3 million for the second quarter of 2011 compared to $0.1 million in 2010.  For the six months ended June 30, 2011, losses on non-covered foreclosed properties amounted to $1.6 million compared to $0.1 million for the same period in 2010.

As previously discussed, indemnification asset income is recorded to reflect additional amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period.  For the second quarter of 2011, indemnification asset income totaled $1.8 million compared to $4.4 million the second quarter of 2010.  For the six months ended June 30, 2011, indemnification asset income amounted to $6.9 million compared to $4.4 million for the same period of 2010

Noninterest Expenses

Noninterest expenses amounted to $22.9 million in the second quarter of 2011, a 4.4% increase over the $22.0 million recorded in the same period of 2010.  Noninterest expenses for the six months ended June 30, 2011 amounted to $48.0 million, an 8.4% increase from the $44.2 million recorded in the first six months of 2010.

Personnel expense has increased in 2011 due to employees joining the Company in The Bank of Asheville acquisition, as well as higher employee medical expense due to higher claims.  Also, the Company has progressively built its infrastructure to manage increased compliance burdens, collection activities and overall growth of the Company.

Merger expenses associated with The Bank of Asheville acquisition amounted to $243,000 and $594,000 for the three and six months ended June 30, 2011.

For the second quarter of 2011, the Company recorded $7.1 million in other operating expenses, a decline from the $7.6 million recorded in the second quarter of 2010.  This decline was primarily attributable to a decrease in FDIC insurance expense resulting from a change in the methodology that the FDIC uses to assess insurance premiums that was effective on April 1, 2011.

Balance Sheet and Capital

Total assets at June 30, 2011 amounted to $3.3 billion, a 0.5% increase from a year earlier.  Total loans at June 30, 2011 amounted to $2.4 billion, a 4.4% decrease from a year earlier, and total deposits amounted to $2.7 billion at June 30, 2011, a 1.7% decrease from a year earlier.

Excluding acquisition growth, the Company continues to experience general declines in loans and deposits, which began with the onset of the recession.  Although the Company originates and renews a significant amount of loans each month, normal paydowns of loans and loan foreclosures have been exceeding new loan growth.  Overall, loan demand remains weak in most of the Company’s market areas.  The declining loan balances have provided the Company with the liquidity to lessen its reliance on high cost deposits, which has improved funding costs.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio of 17.00% compared to the 10.00% minimum to be considered well-capitalized.  The Company’s tangible common equity to tangible assets ratio was 6.65% at June 30, 2011, an increase of 9 basis points from a year earlier.

The Company continues to maintain $65 million in preferred stock that was issued to the US Treasury in January 2009 under the Capital Purchase Program (TARP).  The Company has applied to participate in the Treasury’s Small Business Lending Fund (SBLF), which would result in the repayment of its TARP funding by the simultaneous issuance of a similar amount of preferred stock under the terms of the SBLF.  Participation in the SBLF could result in the dividend rate on the preferred stock being reduced from the current 5% to as low as 1%, depending on our success in meeting certain loan growth targets.  Based on current loan levels, the Company would continue to pay at the 5% rate.  If approved, the switch to the SBLF is expected to occur in the third quarter of 2011.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “I am pleased to report another profitable quarter for the Company.  Many of our underlying fundamentals are positive as well, including a strong net interest margin, high capital levels, and low overhead expense.  I am especially pleased with our profitability in light of the elevated provisions for loan losses that we continue to record in response to the impact of the weak economy.  We are in a great position to achieve high levels of profit when the economy improves.  The Company’s strength also allows us to pursue future growth opportunities.”

Mr. Ocheltree noted the following other corporate developments:

•	The Company successfully completed the conversion of The Bank of Asheville’s computer systems to First Bank on May 27, 2011.

•	The Company expects to file for regulatory approval to open a branch in Salem, Virginia. This would represent the Company’s seventh branch in southwestern Virginia.

•	The Company was recently recognized in the publication Business North Carolina as the bank having the fourth highest amount of net income in the state in 2010.

•
On May 26, 2011, the Company announced a quarterly cash dividend of $0.08 per share payable on July 25, 2011 to shareholders of record on June 30, 2011.  This is the same dividend rate as the Company declared in the second quarter of 2010.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2011	2010	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$38,464	37,609
Interest on investment securities	1,962	1,988
Other interest income	103	121
Total interest income	40,529	39,718	2.0%
Interest expense
Interest on deposits	5,531	7,671
Other, primarily borrowings	518	511
Total interest expense	6,049	8,182	(26.1%)
Net interest income	34,480	31,536	9.3%
Provision for loan losses – non-covered loans	7,607	8,003	(4.9%)
Provision for loan losses – covered loans	3,327	–	n/m
Total provision for loan losses	10,934	8,003	36.6%
Net interest income after provision for loan losses	23,546	23,533	0.1%
Noninterest income
Service charges on deposit accounts	3,655	3,593
Other service charges, commissions, and fees	1,709	1,378
Fees from presold mortgages	346	440
Commissions from financial product sales	409	340
Foreclosed property losses and write-downs – covered	(2,583)	(5,495)
Foreclosed property losses and write-downs – non-covered	(271)	(96)
Indemnification asset income, net	1,826	4,396
Securities gains	60	15
Other gains (losses)	(37)	(34)
Total noninterest income	5,114	4,537	12.7%
Noninterest expenses
Personnel expense	12,648	11,324
Occupancy and equipment expense	2,708	2,815
Intangibles amortization	226	220
Merger expenses	243	–
Other operating expenses	7,088	7,598
Total noninterest expenses	22,913	21,957	4.4%
Income before income taxes	5,747	6,113	(6.0%)
Income taxes	2,021	2,172	(7.0%)
Net income	3,726	3,941	(5.5%)

Preferred stock dividends and accretion	(1,041)	(1,026)

Net income available to common shareholders	$2,685	2,915	(7.9%)

Earnings per common share – basic	$0.16	0.17	(5.9%)
Earnings per common share – diluted	0.16	0.17	(5.9%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$34,480	31,536
Tax-equivalent adjustment (1)	388	331
Net interest income, tax-equivalent	$34,868	31,867	9.4%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2011	2010	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$75,271	75,827
Interest on investment securities	3,894	3,872
Other interest income	193	328
Total interest income	79,358	80,027	(0.8%)
Interest expense
Interest on deposits	11,534	16,231
Other, primarily borrowings	1,030	1,083
Total interest expense	12,564	17,314	(27.4%)
Net interest income	66,794	62,713	6.5%
Provision for loan losses – non-covered	15,177	15,626	(2.9%)
Provision for loan losses – covered	7,100	–	n/m
Total provision for loan losses	22,277	15,626	42.6%
Net interest income after provision for loan losses	44,517	47,087	(5.5%)
Noninterest income
Service charges on deposit accounts	6,609	7,058
Other service charges, commissions, and fees	3,315	2,755
Fees from presold mortgages	641	812
Commissions from financial product sales	764	762
Gain from acquisition	10,196	–
Foreclosed property losses and write-downs – covered	(7,517)	(5,495)
Foreclosed property losses and write-downs – non-covered	(1,624)	(51)
Indemnification asset income, net	6,866	4,396
Securities gains	74	24
Other gains (losses)	(17)	(30)
Total noninterest income	19,307	10,231	88.7%
Noninterest expenses
Personnel expense	25,561	22,424
Occupancy and equipment expense	5,442	5,842
Intangibles amortization	450	435
Merger expenses	594	–
Other operating expenses	15,909	15,536
Total noninterest expenses	47,956	44,237	8.4%
Income before income taxes	15,868	13,081	21.3%
Income taxes	5,767	4,702	22.6%
Net income	$10,101	8,379	20.6%

Preferred stock dividends and accretion	(2,083)	(2,053)

Net income available to common shareholders	$8,018	6,326	26.7%

Earnings per share - basic	$0.48	0.38	26.3%
Earnings per share - diluted	0.48	0.38	26.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$66,794	62,713
Tax-equivalent adjustment (1)	773	626
Net interest income, tax-equivalent	$67,567	63,339	6.7%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2011	2010	2011	2010
Return on average assets (1)	0.32%	0.35%	0.48%	0.38%
Return on average common equity (2)	3.74%	4.11%	5.63%	4.51%
Net interest margin – tax-equivalent (3)	4.92%	4.35%	4.77%	4.25%
Net charge-offs to average loans – non-covered	1.75%	1.05%	1.87%	1.03%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.16	0.16
Stated book value – common	17.04	16.92	17.04	16.92
Tangible book value – common	12.88	12.70	12.88	12.70
Common shares outstanding at end of period	16,862,536	16,770,119	16,862,536	16,770,119
Weighted average shares outstanding – basic	16,841,289	16,751,962	16,827,615	16,742,240
Weighted average shares outstanding – diluted	16,868,571	16,784,126	16,855,027	16,772,969

CAPITAL RATIOS
Tangible equity to tangible assets	8.64%	8.56%	8.64%	8.56%
Tangible common equity to tangible assets	6.65%	6.56%	6.65%	6.56%
Tier I leverage ratio	10.17%	10.04%	10.17%	10.04%
Tier I risk-based capital ratio	15.74%	15.17%	15.74%	15.17%
Total risk-based capital ratio	17.00%	16.43%	17.00%	16.43%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,327,238	3,316,971	$3,336,964	3,378,754
Loans	2,471,915	2,575,926	2,486,963	2,601,782
Earning assets	2,842,817	2,939,478	2,857,429	3,002,306
Deposits	2,785,998	2,818,581	2,788,624	2,864,562
Interest-bearing liabilities	2,617,122	2,664,399	2,627,799	2,731,974
Shareholders’ equity	352,619	349,330	352,285	347,928

(1)  Calculated by dividing annualized net income available to common shareholders by average assets.
(2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
(3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Net interest income – tax-equivalent (1)	$34,868	32,699	33,931	31,401	31,867
Taxable equivalent adjustment (1)	388	385	361	330	331
Net interest income	34,480	32,314	33,570	31,071	31,536
Provision for loan losses – non-covered	7,607	7,570	9,629	8,391	8,003
Provision for loan losses – covered	3,327	3,773	20,916	–	–
Noninterest income	5,114	14,193	14,918	3,957	4,537
Noninterest expense	22,913	25,043	22,008	20,711	21,957
Income (loss) before income taxes	5,747	10,121	(4,065)	5,926	6,113
Income tax expense (benefit)	2,021	3,746	(1,820)	2,078	2,172
Net income (loss)	3,726	6,375	(2,245)	3,848	3,941
Preferred stock dividends and accretion	1,041	1,042	1,027	1,027	1,026
Net income (loss) available to common shareholders	2,685	5,333	(3,272)	2,821	2,915

Earnings (loss) per common share – basic	0.16	0.32	(0.19)	0.17	0.17
Earnings (loss) per common share – diluted	0.16	0.32	(0.19)	0.17	0.17

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At June 30, 2011	At March 31, 2011	At Dec. 31, 2010	At June 30, 2010	One Year Change
Assets
Cash and due from banks	$73,676	59,985	56,821	59,944	22.9%
Interest bearing deposits with banks	164,571	197,035	155,181	153,630	7.1%
Total cash and cash equivalents	238,247	257,020	212,002	213,574	11.6%

Investment securities	229,437	249,815	235,200	210,629	8.9%
Presold mortgages	2,466	2,696	3,962	3,123	-21.0%

Loans – non-covered	2,040,714	2,045,998	2,083,004	2,099,099	-2.8%
Loans – covered by FDIC loss share agreements	401,726	440,212	371,128	455,477	-11.8%
Total loans	2,442,440	2,486,210	2,454,132	2,554,576	-4.4%
Allowance for loan losses – non-covered	(34,465)	(35,773)	(38,275)	(42,215)	-18.4%
Allowance for loan losses – covered	(5,540)	(7,002)	(11,155)	−	n/m
Total allowance for loan losses	(40,005)	(42,775)	(49,430)	(42,215)	-5.2%
Net loans	2,402,435	2,443,435	2,404,702	2,512,361	-4.4%

Premises and equipment	68,898	67,879	67,741	54,026	27.5%
FDIC indemnification asset	142,894	140,937	123,719	118,072	21.0%
Intangible assets	70,184	70,410	70,358	70,797	-0.9%
Other real estate owned – non-covered	31,849	26,961	21,081	14,690	116.8%
Other real estate owned – covered	102,883	95,868	94,891	80,074	28.5%
Other assets	44,456	47,442	45,276	40,996	8.4%
Total assets	$3,333,749	3,402,463	3,278,932	3,318,342	0.5%

Liabilities
Deposits:
Non-interest bearing demand	$323,223	332,168	292,759	293,555	10.1%
NOW accounts	371,693	349,677	292,623	356,626	4.2%
Money market accounts	497,112	513,553	498,312	494,979	0.4%
Savings accounts	145,576	161,869	153,325	157,343	-7.5%
Brokered deposits	175,161	194,178	143,554	91,195	92.1%
Internet time deposits	40,677	51,075	46,801	54,535	-25.4%
Other time deposits > $100,000	567,722	593,625	602,371	668,044	-15.0%
Other time deposits	626,254	648,296	622,768	678,611	-7.7%
Total deposits	2,747,418	2,844,441	2,652,513	2,794,888	-1.7%

Repurchase agreements	68,608	72,951	54,460	61,766	11.1%
Borrowings	138,796	108,833	196,870	76,579	81.2%
Other liabilities	26,629	26,848	30,486	36,371	-26.8%
Total liabilities	2,981,451	3,053,073	2,934,329	2,969,604	0.4%

Shareholders’ equity
Preferred stock	65,000	65,000	65,000	65,000	0.0%
Discount on preferred stock	(2,474)	(2,703)	(2,932)	(3,361)	-26.4%
Common stock	100,549	99,989	99,615	98,973	1.6%
Common stock warrants	4,592	4,592	4,592	4,592	0.0%
Retained earnings	188,737	187,401	183,413	186,552	1.2%
Accumulated other comprehensive income	(4,106)	(4,889)	(5,085)	(3,018)	-36.1%
Total shareholders’ equity	352,298	349,390	344,603	348,738	1.0%
Total liabilities and shareholders’ equity	$3,333,749	3,402,463	3,278,932	3,318,342	0.5%

First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Yield on loans	6.24%	5.97%	6.16%	5.79%	5.86%
Yield on securities – tax-equivalent (1)	3.90%	3.87%	4.00%	4.26%	4.38%
Yield on other earning assets	0.32%	0.29%	0.41%	0.32%	0.32%
Yield on all interest earning assets	5.77%	5.54%	5.75%	5.36%	5.46%

Rate on interest bearing deposits	0.91%	0.99%	1.06%	1.16%	1.22%
Rate on other interest bearing liabilities	1.25%	1.24%	1.30%	1.52%	1.54%
Rate on all interest bearing liabilities	0.93%	1.00%	1.07%	1.17%	1.23%
Total cost of funds	0.82%	0.89%	0.96%	1.06%	1.11%

Net interest margin – tax-equivalent (2)	4.92%	4.62%	4.79%	4.30%	4.35%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(116)	(105)	(49)	(49)	(49)
Interest income – increased by accretion of loan discount (1)	4,014	2,515	3,233	1,231	1,659
Interest expense – reduced by premium amortization of deposits	130	53	–	296	731
Interest expense – reduced by premium amortization of borrowings	37	37	37	72	116
Impact on net interest income	$4,065	2,500	3,221	1,550	2,457

(1)  Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2011	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010

Non-covered nonperforming assets
Nonaccrual loans	$71,570	69,250	62,326	80,318	73,152
Restructured loans	16,893	19,843	33,677	20,447	20,392
Accruing loans > 90 days past due	-	-	-	-	-
Total non-covered nonperforming loans	88,463	89,093	96,003	100,765	93,544
Other real estate	31,849	26,961	21,081	17,475	14,690
Total non-covered nonperforming assets	$120,312	116,054	117,084	118,240	108,234

Covered nonperforming assets (1)
Nonaccrual loans (2)	$37,057	56,862	58,466	75,116	98,669
Restructured loans	24,325	16,238	14,359	4,160	8,450
Accruing loans > 90 days past due	-	-	-	-	-
Total covered nonperforming loans	61,382	73,100	72,825	79,276	107,119
Other real estate	102,883	95,868	94,891	101,389	80,074
Total covered nonperforming assets	$164,265	168,968	167,716	180,665	187,193

Total nonperforming assets	$284,577	285,022	284,800	298,905	295,427
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	2.22%	2.92%	4.17%	0.88%	0.85%
Nonperforming loans to total loans	6.14%	6.52%	6.88%	7.17%	7.86%
Nonperforming assets to total assets	8.54%	8.38%	8.69%	8.90%	8.90%
Allowance for loan losses to total loans	1.64%	1.72%	2.01%	1.79%	1.65%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.75%	1.97%	3.10%	1.06%	1.04%
Non-covered nonperforming loans to non-covered loans	4.33%	4.35%	4.61%	4.81%	4.46%
Non-covered nonperforming assets to total non-covered assets	4.25%	4.05%	4.16%	4.16%	3.89%
Allowance for loan losses to non-covered loans	1.69%	1.75%	1.84%	2.15%	2.01%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2) At June 30, 2011, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $69.4 million.